April 2019 Registration Statement No. 333-212571 Pricing Supplement dated April 23, 2019 Filed pursuant to Rule 424(b)(2)

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Subject to earlier redemption and as further described below, interest will accrue on the notes at a rate of 5.75% per annum for each day that (i) the 30-Year U.S. Dollar ICE Swap Rate (the “30-year swap rate”) is greater than or equal to the 2-Year U.S. Dollar ICE Swap Rate (the “2-year swap rate” and, together with the 30-year swap rate, the “swap rates”) and (ii) the closing level of the S&P 500® Index is greater than or equal to 75% of the initial index value (which we refer to as the index reference level). The 30-year swap rate is one of the market-accepted indicators of long-term interest rates, and the 2-year swap rate is one of the market-accepted indicators of short-term interest rates. The swap rate spread represents a general measure of longer-term interest rates relative to shorter-term interest rates. At maturity, investors will receive the stated principal amount of the notes plus accrued but unpaid interest, if any. Although whether interest will accrue on any day is determined in part by the spread between the two swap rates, the interest rate on the notes is not linked to those rates or the spread between those rates. On any quarterly interest payment date on or after the fourth interest payment date but prior to the maturity date, we will have the right to redeem the notes, in whole, but not in part, at our discretion for an amount per note equal to the stated principal amount plus accrued and unpaid interest, if any. The notes are for investors who are willing to accept the risk of losing some or all interest over the term of the notes and the risk of the notes being called at our discretion prior to the maturity date in exchange for an opportunity to receive interest at a potentially above-market rate. The notes are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Swap rate spread:	On any day, the 30-year swap rate minus the 2-year swap rate (the “swap rate spread”), each as determined on that day, subject to “—Swap rate spread cutoff” below. The 30-year swap rate and the 2-year swap rate are each an “ICE Swap Rate” as defined in the accompanying prospectus supplement with a maturity of 30 years and 2 years, respectively. See “The Swap Rate Spread and the Swap Rates —The Swap Rates” in this pricing supplement and “Reference Assets—Floating Interest Rate—ICE Swap Rate” in the accompanying prospectus supplement for information about the manner in which each swap rate will be determined.
Index*:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”)
Aggregate principal amount:	$2,480,000
Stated principal amount:	$1,000 per note
Initial issue price:	$1,000 per note (see “Commissions and initial issue price” below)
Pricing date:	April 23, 2019
Original issue date:	April 25, 2019
Maturity date†:	April 25, 2034
Optional early redemption:	The notes will not be redeemed prior to April 25, 2020, which is the fourth interest payment date. On any interest payment date on or after the fourth interest payment date but prior to the final interest payment date, we will have the right to redeem the notes, in whole, but not in part, at our discretion, for the early redemption payment. If we decide to redeem the notes on an interest payment date, we will give you notice at least five business days prior to that interest payment date. No further payments will be made on the notes after they have been redeemed. We are more likely to redeem the notes when it would otherwise be advantageous for you to continue to receive interest on the notes. See “Risk Factors—Early Redemption Risk” herein.
Early redemption payment:	The early redemption payment will be an amount per note equal to the stated principal amount plus accrued and unpaid interest, if any.
Payment at maturity:

If the notes are not redeemed prior to maturity, you will receive on the maturity date a cash payment per note equal to the stated principal amount plus accrued and unpaid interest, if any.

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Interest payment amount:

For each interest period, the interest payment amount per note for that interest period will be based on the interest rate applicable to that interest period, and will be calculated as follows:

$1,000 × interest rate × (total number of calendar days in the applicable interest period / total number of calendar days in the applicable year)

Interest rate:

The interest rate per annum applicable to an interest period is determined as follows:

5.75% × (N / ACT), where:

“N” = the total number of calendar days in the applicable interest period on which (i) the swap rate spread is greater than or equal to the swap rate spread strike and (ii) the closing level of the index is greater than or equal to the index reference level (each such calendar day, an “accrual day”); and

“ACT” = the total number of calendar days in the applicable interest period.

During the entire term of the notes, interest payments will vary based on fluctuations in the swap rate spread and the closing level of the index. If, on any calendar day, the swap rate spread is less than the swap rate spread strike or the closing level of the index is less than the index reference level, interest will not accrue for that day. The notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire term of the notes.

Interest period:	The period from, and including, a scheduled interest payment date (or the original issue date in the case of the first interest period), to, but excluding, the following scheduled interest payment date
Interest payment dates:	Quarterly on the 25th day of each January, April, July and October, commencing July 25, 2019 and ending on the maturity date or the date of earlier redemption, if applicable
Swap rate spread strike:	0.00%
Index reference level:	2,200.260, which is 75% of the initial index value (rounded to three decimal places)
(terms continued on the next page)

Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per note	$1,000	$1,000	$30.00(2) $5.00(3)	$965.00
Total	$2,480,000	$2,480,000	$86,800	$2,393,200

(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $931.60 per note. The estimated value is less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $30.00 for each note they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each note.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the notes and hold such notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the notes may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the notes. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Terms continued from previous page:
Swap rate spread cutoff:	The swap rate spread for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest period to, but excluding, that interest payment date will be the swap rate spread on that fifth U.S. government securities business day prior to that interest payment date.
U.S. government securities business day:	Any day except for a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities
Initial index value:	2,933.68, which is the closing level of the index on the pricing date
Index cutoff:	The closing level of the index for any day from and including the fifth scheduled trading day prior to the related interest payment date for any interest period to, but excluding, that interest payment date will be the closing level of the index on that fifth scheduled trading day prior to that interest payment date.
Scheduled trading day:	Scheduled trading day has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the prospectus supplement.
Closing level*:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement, subject to “—Index cutoff” above and provided that if any day is not a scheduled trading day or if a market disruption event with respect to the index occurs on any day, the closing level of the index on that day will be the closing level of the index on the immediately preceding scheduled trading day on which no market disruption event with respect to the index has occurred.
Business day convention:	Following, Unadjusted; If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date.
Day count convention:	Actual/Actual
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP/ISIN:	06747MP75 / US06747MP755
Listing:	The notes will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If the index is discontinued or if the sponsor of the index fails to publish the index, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of the index. In addition, the calculation agent will calculate the value to be used as the closing level of the index in the event of certain changes in or modifications to the index. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	An interest payment date and/or the maturity date will be postponed if that day is not a business day as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

April 2019	Page 2

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Additional Terms of the Notes

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the notes are a part. This document, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated March 30, 2018:

http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

Prospectus supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

April 2019	Page 3

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this document.

April 2019	Page 4

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

April 2019	Page 5

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Selected Purchase Considerations

The notes are not suitable for all investors. The notes may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You anticipate that the swap rate spread will remain above the swap rate spread strike and the closing level of the index will remain above the index reference level throughout the term of the notes.

▪	You understand and accept that any positive return on the notes will be limited to the potential interest payments, which are dependent on the performance of the swap rate spread and the index during each interest period, and you will not participate in any percentage increase of the swap rate spread and the index above the swap rate spread strike and index reference level, respectively, which may be significant.

▪	You understand and accept the risks that (a) the amount of interest that you receive with respect to any interest period will depend on the number of days in the interest period on which the swap rate spread is greater than or equal to the swap rate spread strike and the closing level of the index is greater than or equal to the index reference level, (b) the interest payable with respect to any interest period may be as low as zero and (c) accordingly, you may not receive any interest payments on your notes.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the swap rate spread and the performance of the index, as explained in more detail in the “Risk Factors” and “The Swap Rate Spread and the Swap Rates” sections of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the index, nor will you have any voting rights with respect to the securities composing the index.

▪	You are familiar with the swap rate spread and understand the factors that influence the swap rates and interest rates generally.

▪	You are willing and able to accept the risk that we may redeem the notes at our discretion prior to scheduled maturity, that it is more likely that we will redeem the notes when it would otherwise be advantageous for you to continue to hold the notes and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the notes are not redeemed at our discretion.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You do not anticipate that the swap rate spread will remain above the swap rate spread strike and the closing level of the index will remain above the index reference level throughout the term of the Notes.

▪	You are unwilling or unable to accept the risk that the interest rate for any or all interest periods may be as low as zero.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the swap rate spread and the performance of the index, as explained in more detail in the “Risk Factors” and “The Swap Rate Spread and the Swap Rates” sections of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the index.

▪	You are not familiar with the swap rate spread, or you do not understand the factors that influence the swap rates or interest rates generally.

▪	You are unwilling or unable to accept the risk that we may redeem the notes at our discretion prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity if they are not redeemed at our discretion.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the notes for investment.

April 2019	Page 6

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Hypothetical Interest Rate Examples

As described above, the notes will pay interest, if any, on each interest payment date (subject to earlier redemption) at a per annum interest rate calculated in accordance with the formula for determining the interest rate. The following illustrates the process by which the interest rate and interest payment amount are determined for each interest period.

For purposes of these examples, we assume that the notes are not being redeemed on the applicable interest payment date. If we redeemed the notes on any interest payment date on or after the fourth interest payment date but prior to the final interest payment date, you will receive on the applicable interest payment date an amount per note equal to the stated principal amount plus accrued and unpaid interest.

Interest Rate Calculation

Step 1: Determine the total number of accrual days in the relevant interest period and divide the total number of accrual days by the total number of calendar days in that interest period.

For each calendar day during an interest period, the swap rate spread and the closing level of the index are determined and evaluated relative to the swap rate spread strike and the index reference level, as applicable. Each calendar day on which the swap rate spread is greater than or equal to the swap rate spread strike and the closing level of the index is greater than or equal to the index reference level is an accrual day. Once the total number of accrual days for an interest period is determined, the total number of accrual days is divided by the total number of calendar days in that interest period.

Step 2: Calculate the interest rate for each interest payment date.

For each calendar day in an interest period that is an accrual day, interest will accrue at 5.75% per annum; conversely, for each calendar day in an interest period that is not an accrual day, no interest will accrue. Accordingly, the interest rate per annum applicable to an interest period is determined as follows:

5.75% × (N / ACT)

where:

•	“N” = the total number of accrual days in the applicable interest period; and

•	“ACT” = the total number of calendar days in the applicable interest period.

The maximum possible per annum interest rate for any interest period is 5.75% per annum, and the actual interest rate per annum for any interest period will decrease in proportion to the number of calendar days in the interest period that are not accrual days. As a result, the per annum interest rate for any interest period could be 0.00%. See “Risk Factors—If there are no accrual days in any interest period, the notes will not pay interest for that interest period and the market value of the notes may decrease significantly.”

Step 3: Calculate the interest payment amount payable for each interest payment date.

For each interest period, the interest payment amount per note for that interest period will be calculated as follows:

$1,000 × interest rate × (total number of calendar days in the applicable interest period / total number of calendar days in the applicable year)

Example Interest Rate and Interest Payment Calculations

The following table and examples illustrate how the per annum interest rate and the interest payment amount would be calculated for a given interest period based on the total number of calendar days in an interest period that are accrual days. For purposes of these examples, we have assumed that each calendar month consists of 30 calendar days (and therefore each interest period consists of 90 days and each year consists of 360 days). The actual day count convention is actual/actual as described above. “N” in the table below refers to the total number of days in the applicable interest period that are accrual days.

The following table and examples are for purposes of illustration only and numbers may have been rounded for ease of analysis. The actual interest payments on the notes will depend on the actual number of accrual days in the applicable interest period. The examples below assume that the notes are held until maturity and do not take into account the tax consequences of an investment in the notes.

N	Interest Rate
0.0000%
5	0.3194%
10	0.6389%
15	0.9583%

April 2019	Page 7

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

N	Interest Rate
20	1.2778%
25	1.5972%
30	1.9167%
35	2.2361%
40	2.5556%
45	2.8750%
50	3.1944%
55	3.5139%
60	3.8333%
65	4.1528%
70	4.4722%
75	4.7917%
80	5.1111%
85	5.4306%
90	5.7500%

Example 1: If every calendar day during the relevant interest period is an accrual day, the number of accrual days would be equal to the number of calendar days in the interest period. In this case, interest would accrue at 5.7500% for every day in the interest period. As a result, the per annum interest rate for that interest period would be equal to 5.7500%, the maximum per annum interest rate for any interest period, and you would receive an interest payment of $14.375 per $1,000 principal amount of notes on the related quarterly interest payment date, calculated as follows:

Interest Rate = 5.7500% × (90 / 90) = 5.7500%

Interest Payment Amount = $1,000 × 5.7500% × (90 / 360) = $14.375

Example 2: If no calendar day during the relevant interest period is an accrual day, there would be no accrual days in the relevant interest period. As a result, the per annum interest rate for that interest period would be equal to 0.00%, and you would receive no interest payment on the related quarterly interest payment date.

Example 3: If 30 calendar days are accrual days in the relevant interest period, the number of accrual days in the relevant interest period would be equal to 1/3 of the total number of calendar days in that interest period. In this case, interest would accrue at 5.7500% for 1/3 of the days in that interest period, while no interest would accrue for the remaining 2/3 of the days in that interest period. As a result, the per annum interest rate for that interest period would be 1.9167%, calculated in accordance with the interest rate formula as follows:

Interest Rate = 5.7500% × (30 / 90) = 1.9167%

Based on the per annum interest rate for the relevant interest period determined above, you would receive an interest payment of $4.79175 per $1,000 principal amount of notes on the related interest payment date, calculated as follows:

Interest Payment = $1,000 × 1.9167% × (90 / 360) = $4.79175

April 2019	Page 8

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Risk Factors

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”;

o	“Risk Factors—Additional Risks Relating to Notes with a Reference Asset That Is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

o	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

▪	The amount of interest, if any, payable on the notes is dependent on the performance of the swap rate spread and the index and will not exceed 5.75% per annum. Unlike conventional fixed rate debt instruments, the amount of interest payable on the notes is not fixed. Instead, the amount of interest payable on the notes for any interest period is dependent on the number of accrual days in that interest period. For each accrual day in an interest period (i.e., a day on which the swap rate spread is greater than or equal to the swap rate spread strike and the closing level of the index is greater than or equal to the index reference level), interest will accrue at 5.75% per annum; conversely, for each calendar day in an interest period that is not an accrual day (i.e., a day on which the swap rate spread is less than the swap rate spread strike or the closing level of the index is less than the index reference level), no interest will accrue. The maximum interest rate for any interest period is 5.75% per annum.

As a result, if the swap rate spread is less than the swap rate spread strike or the closing level of the index is less than the index reference level on one or more calendar days during an interest period, then the interest rate for that interest period, and the amount of interest paid on the related interest payment date, will decrease in proportion to the number of calendar days in the interest period that are not accrual days. Accordingly, in these circumstances, you would not receive the maximum possible interest rate for that interest period. If every calendar day in an interest period is not an accrual day, then you will receive no interest payment for that interest period. If every calendar day in every interest period throughout the term of the notes is not an accrual day, then you will receive no interest payment on your notes throughout their term. If the swap rate spread is less than the swap rate spread strike or if the closing level of the index is less than the index reference level, the market value of the notes may be adversely affected.

▪	You are exposed to the market risk of each of the swap rate spread and the index. Your return on the notes is not linked to a basket consisting of the swap rate spread and the index. Rather, it will be contingent upon the independent performance of each of the swap rate spread and the index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each of the swap rate spread and the index. Poor performance by either the swap rate spread or the index over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other. For interest to accrue on any calendar day during an interest period, the swap rate spread must be greater than or equal to the swap rate spread strike on that day and the closing level of the index must be greater than or equal to the index reference level on that day. Accordingly, your investment is subject to the market risk of each of the swap rate spread and the index.

▪	Because interest accrual on the notes is linked to the performance of each of the swap rate spread and the index, you are exposed to greater risks of receiving little or no interest on any interest payment date than if the notes were linked to just one of them. The risk that you will receive little or no interest on any interest payment date is greater if you invest in the notes as opposed to substantially similar securities that are linked to the performance of just one of the swap rate spread and the index. With two underliers, it is more likely that either the swap rate spread will be less than the swap rate spread strike on a given calendar day or that the closing level of the index will be less than the index reference level on a given calendar day than if the notes were linked to only one of them, and therefore it is more likely that you will receive little or no interest on any interest payment date.

▪	The methods used to calculate the swap rate spread and the closing level of the index may adversely affect interest accrued on the notes. The swap rate spread for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest period to, but excluding, that interest payment date will be the swap rate spread on that fifth U.S. government securities business day prior to that interest payment date. Furthermore, if any day is not a U.S. government securities business day, the swap rate spread will be the swap rate spread on the immediately preceding U.S. government securities business day. In addition, the closing level of the index for any day from and including the fifth scheduled trading day prior to the related interest payment date for any interest period to, but excluding, that interest payment date will be the closing level of the index on that fifth scheduled trading day prior to that interest payment date. Furthermore, if any day is not a

April 2019	Page 9

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

scheduled trading day or if a market disruption event with respect to the index occurs on any day, the closing level of the index on that day will be the closing level of the index on the immediately preceding scheduled trading day on which no market disruption event with respect to the index has occurred.

Therefore, the swap spread rate on any given U.S. government securities business day and/or the closing level of the index on any given scheduled trading day may be used as the swap spread rate or closing level, as applicable, for several subsequent calendar days. If that swap spread rate is less than the swap rate spread strike or if that closing level of the index is less than the index reference level, no interest will accrue for that day or for any of those subsequent calendar days, even if the swap rate spread might otherwise have been greater than or equal to the swap rate spread strike and/or the closing level of the index might otherwise have been greater than or equal to the index reference level on those subsequent calendar days.

▪	Early redemption risk. The term of your investment in the notes may be limited to as short as approximately one year by the optional early redemption feature of the notes. Any early redemption of the notes will be at our sole discretion without taking your interests into account. It is more likely that we will redeem the notes if, at such time, the present value of the remaining interest payments payable on the notes based on the swap rate spread and the index is likely to be greater than the present value of the interest payments payable on a conventional fixed-rate note of comparable maturity. On the other hand, it is less likely that we will redeem the notes if, at such time, the present value of the remaining interest payments payable on the notes based on the swap rate spread and the index is likely to be less than the present value of the interest payments payable on a conventional fixed-rate note of comparable maturity. In other words, we are more likely to redeem the notes when the notes are paying an above-market rate. If the notes are redeemed prior to maturity, no further interest payments will be made on the notes and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in a comparable investment with a similar level of risk in the event the notes are redeemed prior to the maturity date.

▪	Credit of issuer. The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	The notes will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the notes in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price, if any, at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the notes (as described on the cover page of this document), which may inhibit the development of a secondary market for the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

▪	The notes are subject to volatility risk. Volatility is a measure of the degree of variation in the swap rate spread and the value of the index over a period of time. The maximum interest rate for any interest period has been determined based on a number of factors, including the expected volatility of the swap rate spread and the index. The maximum interest rate will be higher than the

April 2019	Page 10

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the swap rate spread and the index been lower. As such volatility increases, there will typically be a greater likelihood that you will receive little or no interest on any interest payment date.

Accordingly, you should understand that a higher maximum interest rate will reflect, among other things, an indication of a greater likelihood that you will receive little or no interest on any interest payment date. In addition, actual volatility over the term of the notes may be significantly higher than the expected volatility at the time the terms of the notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will receive little or no interest on any interest payment date for the reasons described above.

▪	Whether a calendar day in an interest period is an accrual day will be based, in part, on the swap rate spread, which may narrow significantly during the term of the notes and may be negative. The swap rate spread may narrow significantly during the term of the notes and may be negative, as a result of the factors described under “—The swap rate spread will be affected by a number of factors and may be volatile” below. If the swap rate spread is negative (and therefore below the swap rate spread strike) on any calendar day in an interest period, interest will not accrue on that day. The swap rate spread will narrow if (i) the 30-year swap rate decreases or remains constant while the 2-year swap rate increases or (ii) the 30-year swap rate decreases while the 2-year swap rate increases or remains constant. However, even if the swap rates move in the same direction (i.e., both swap rates are increasing or decreasing at the same time), the swap rate spread will narrow if (i) the 2-year swap rate increases by more than the 30-year swap rate increases or (ii) the 30-year swap rate decreases by more than the 2-year swap rate decreases. Any of these scenarios increases the likelihood that the swap rate spread will be negative as of any calendar day such that interest will not accrue on that day, resulting in the interest for the related interest period being less than what would otherwise be payable on a conventional fixed-rate debt security of comparable maturity.

▪	The swap rate spread will be affected by a number of factors and may be volatile. In normal market conditions, longer-term swap rates are typically greater than shorter-term swap rates. However, swap rates do not always exhibit this relationship and, at times, longer-term swap rates may be less than shorter-term swap rates.

Although there is no single factor that determines the spread between swap rates of different maturities, swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the swap rate spread would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates. In that event, if the swap rate spread becomes negative during an interest period, the interest rate payable on the notes for that interest period may decline significantly, possibly to 0%.

Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions.

The swap rate spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause the swap rate spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the swap rate spread include, but are not limited to:

o	changes in, or perceptions about, the 30-year swap rate and the 2-year swap rate;

o	the economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates;

o	sentiment regarding the U.S. and global economies;

o	policies of the Federal Reserve Board regarding interest rates;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets; and

o	performance of capital markets.

These and other factors may have a negative impact on the value of the notes in the secondary market. As a result of these factors, the swap rate spread may be volatile and may adversely affect your return on the notes.

▪	The historical swap rates, historical swap rate spreads and the historical performance of the index are not an indication of future swap rates, future swap rate spreads or the future performance of the index. In the past, the swap rates have experienced significant fluctuations, causing widening and narrowing in the swap rate spread. Historical swap rates and swap rate

April 2019	Page 11

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

spreads are not necessarily indicative of future swap rates or swap rate spreads. Any historical upward or downward trend in the swap rates is not an indication that the swap rates are more or less likely to increase or decrease at any time during the term of the notes, and you should not take historical swap rates or swap rate spreads as an indication of future swap rates or swap rate spreads. Additionally, the closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the index is not an indication of the future performance of the index over the term of the notes. Therefore, the performance of the index over the term of the notes may bear no relation or resemblance to the historical performance of the index.

▪	The swap rates and the manner in which they are calculated may change in the future. There can be no assurance that the method by which the swap rates are calculated will continue in their current form. Any changes in the method of calculation could cause fluctuations in the swap rates, which may cause the swap rate spread to narrow and thus have a negative impact on the interest payments on the notes and on the value of the notes in the secondary market.

▪	The swap rates may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on any day, either swap rate cannot be determined by reference to Reuters page ICESWAP1 (or any successor page), then that swap rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, the affected swap rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. The swap rate determined in this manner and used in the determination of whether a day is an accrual day may be different from the swap rate that would have been published on the applicable Reuters page and may be different from other published rates, or other estimated rates, of the affected swap rate.

▪	Each swap rate is based on a hypothetical interest rate swap referencing three month USD LIBOR; uncertainty about the future of LIBOR may adversely affect the swap rate spread and the value of your notes. Each swap rate represents the fixed rate of interest payable on a hypothetical interest rate swap whose floating leg is based on three month USD LIBOR. On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR, and therefore, the values of, and the method of calculating, the swap rates. Uncertainty as to the nature of alternative reference rates to LIBOR and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates, and therefore, the swap rate, during the term of the notes, which may adversely affect the value of the notes.

▪	Investing in the notes is not equivalent to investing in the index or the securities composing the index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the index.

▪	Adjustments to the index could adversely affect the value of the notes. The publisher of the index may discontinue or suspend calculation or publication of the index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the notes for investment.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes could adversely affect the swap rate spread or the value of the index on any day during the term of the notes and, as a result, could decrease the interest an investor may receive on the interest payment dates. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, the index reference level, which is the level at or above which the index must close on a calendar day for interest to accrue (subject to the performance of the swap rate spread).

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the notes in the secondary market. Although we expect that generally the swap rate and the value of the index on any day will affect the value of the notes more than any other single factor, other factors that may influence the value of the notes include:

April 2019	Page 12

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

o	the volatility (frequency and magnitude of changes in value) of the swap rate spread and the index;

o	correlation (or lack of correlation) of the 30-year swap rate and the 2-year swap rate and of the swap rate spread and the index;

o	dividend rates on the securities composing the index;

o	interest and yield rates in the market;

o	time remaining until the notes mature;

o	supply and demand for the notes;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the swap rate spread and the securities composing the index; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The swap rate spread and the index may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The Swap Rate Spread and the Swap Rates” and “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	The estimated value of your notes is lower than the initial issue price of your notes. The estimated value of your notes on the pricing date is lower than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

▪	The estimated value of your notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

▪	The estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your notes and may be lower than the estimated value of your notes. The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

April 2019	Page 13

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

▪	The temporary price at which we may initially buy the notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your notes. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

▪	We and our affiliates, and any dealer participating in the distribution of the notes, may engage in various activities or make determinations that could materially affect your notes in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the swap rates and the index. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, we will also act as the calculation agent for the notes. As calculation agent, we will determine any values of the swap rates and the index, calculate the swap rate spread and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, such as selecting dealer quotations or determining a swap rate when that swap rate is otherwise unavailable, as described under the risk factor titled “—The swap rates may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner” above; determining whether a market disruption event has occurred on any date that the value of the index is to be determined; if the index is discontinued or if the sponsor of the index fails to publish the index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the notes; and calculating the value of the index on any date of determination in the event of certain changes in or modifications to the index. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes.

April 2019	Page 14

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

The Swap Rate Spread and the Swap Rates

The Swap Rate Spread

The swap rate spread for any day is the 30-year swap rate minus the 2-year swap rate, each as determined on that day.

The Swap Rates

The 30-year swap rate is, on any day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 30-Year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that day, provided that if that day is not a U.S. government securities business day, the 30-year swap rate on that day will be the 30-year swap rate on the immediately preceding U.S. government securities business day. The 30-year swap rate is one of the market-accepted indicators of long-term interest rates.

The 2-year swap rate is, on any day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that day, provided that if that day is not a U.S. government securities business day, the 2-year swap rate on that day will be the 2-year swap rate on the immediately preceding U.S. government securities business day. The 2-year swap rate is one of the market-accepted indicators of short-term interest rates

A U.S. dollar interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three month USD LIBOR”) for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market.

See “Reference Assets—Floating Interest Rate—ICE Swap Rate” in the accompanying prospectus supplement for information regarding the procedures that will be applied by the calculation agent if either swap rate cannot be determined in the manner described above on any day, provided that references in that section to (i) “any interest determination date” in that section are deemed to refer to “any day”; (ii) “the interest determination date” are deemed to refer to “the relevant day” and (iii) “that interest determination date” are deemed tor refer to “that day.”

Historical Information

The first graph below sets forth the historical performances of the 30-year swap rate and the 2-year swap rate from January 2, 2014 to April 23, 2019. On April 23, 2019, the 30-year swap rate was 2.741% and the 2-year swap rate was 2.448%. The second graph below sets forth the historical swap rate spread (i.e., the difference between the 30-year swap rate and the 2-year swap rate) from January 2, 2014 through April 23, 2019. As of April 23, 2019, the swap rate spread was 0.293%. We obtained the swap rates in this section from Bloomberg Professional® service, without independent verification. The swap rates on each day will be the applicable swap rate as reported on Reuters page ICESWAP1, subject to adjustments as described above. Historical performance of the swap rates and the swap rate spread should not be taken as an indication of future performance. Future performance of the swap rates and the swap rate spread may differ significantly from historical performance, and no assurance can be given as to the swap rates or the swap rate spread during the term of the notes.

April 2019	Page 15

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Historical Performance of the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate — January 2, 2014 to April 23, 2019

Historical Performance of the Swap Rate Spread*— January 2, 2014 to April 23, 2019

* The dotted line indicates the swap rate spread strike of 0.00%.

Past performance is not indicative of future results.

April 2019	Page 16

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

S&P 500® Index Overview

The index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the index. Effective March 2017, the minimum unadjusted company market capitalization for potential additions to the index was increased to $6.1 billion from $5.3 billion and, effective February 2019, was further increased to $8.2 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the index, but securities already included in the index have been grandfathered and are not affected by this change.

Information about the index as of market close on April 23, 2019:

Bloomberg Ticker Symbol:	SPX	52 Week High:	2,933.68
Current Closing Level:	2,933.68	52 Week Low:	2,351.10
52 Weeks Ago (4/24/2018):	2,634.56

The following table sets forth the published high, low and period-end closing levels of the index for each quarter for the period of January 2, 2014 through April 23, 2019. The associated graph shows the closing levels of the index for each day in the same period. The closing level of the index on April 23, 2019 was 2,933.68. We obtained the closing levels of the index from Bloomberg Professional® service, without independent verification. Historical performance of the index should not be taken as an indication of future performance. Future performance of the index may differ significantly from historical performance, and no assurance can be given as to the closing level of the index during the term of the notes.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83

April 2019	Page 17

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter (through April 23, 2019)	2,933.68	2,867.19	2,933.68

Index Historical Performance* January 2, 2014 to April 23, 2019

* The dotted line indicates the index reference level of 75% of the initial index value.

Past performance is not indicative of future results.

April 2019	Page 18

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Additional Information about the Notes

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 note
Tax consequences:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Based on current market conditions, in the opinion of our special tax counsel, the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments,” as described under “—Variable Rate Debt Instruments” in the accompanying prospectus supplement.

Assuming that our treatment of the notes as variable rate debt instruments is correct, interest paid on the notes will generally be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of tax accounting. Upon a sale or exchange (including upon early redemption or redemption at maturity), you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale or exchange (not including any amount attributable to accrued but unpaid interest) and your tax basis in the notes, which will generally equal the amount you paid to acquire the notes. This gain or loss will generally be long-term capital gain or loss if you have held the notes for more than one year. The deductibility of capital losses is subject to limitation.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

It is possible that the Internal Revenue Service (the “IRS”) could determine that the notes are “contingent payment debt instruments” for U.S. federal income tax purposes, which could have adverse U.S. federal income tax consequences for you. For example, if the notes were properly treated as contingent payment debt instruments, regardless of your method of accounting for U.S. federal income tax purposes, you generally would be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the interest payments on the notes in that year according to a “projected payment schedule.” Additionally, any income recognized upon a sale or exchange of a Note (including upon early redemption or redemption at maturity) would be treated as interest income for U.S. federal income tax purposes. You should consult your tax advisor regarding the U.S. federal income tax consequences to you if the notes are properly treated as contingent payment debt instruments.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to interest on the notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes 2 from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the notes

April 2019	Page 19

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences— Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the notes will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the swap rate spread, the index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the swap rate spread, the value of the index, the market value of the notes or any amounts payable on your notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

April 2019	Page 20

Callable Range Accrual Notes due April 25, 2034

Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate and the S&P 500® Index

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each note they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each note, in each case as specified on the cover page of this document.

We expect that delivery of the notes will be made against payment for the notes on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

April 2019	Page 21